Exhibit 10.2

LEASE GUARANTY AGREEMENT

As an inducement to Medica Services Company, LLC, a Delaware limited liability company ("Landlord"), to execute that certain Lease dated June 22, 2022 (the "Lease") by and between Landlord and Diamedica USA Inc., a Delaware corporation ("Tenant"), for premises consisting of approximately 6,175 rentable square feet of space in 301 Carlson Parkway, City of Minnetonka, MN (the "Premises"), the undersigned, hereinafter called "Guarantor" hereby unconditionally guarantees to Landlord and covenants and agrees with Landlord as follows:

1.         Guarantor will fulfill and perform or cause Tenant to fulfill and perform all of the terms and every payment, covenant and condition which Tenant is required to make or perform under the Lease. This Guaranty shall continue until full payment of all sums due under the Lease and full performance of all terms, covenants and conditions therein to be kept, observed or performed by Tenant.

2.         The obligations of Guarantor to Landlord under this Lease Guaranty Agreement are direct, primary and irrevocable and joint and several with Tenant and every other guarantor, if any, and not limited to that of a surety or indemnitor.

3.         In the event Tenant fails to cure a default within the applicable cure period, if any, Landlord shall send written notice of such default to Guarantor. If Guarantor fails to cure such default within fifteen (15) days following the date of said notice, then Landlord may proceed directly against Guarantor.

4.         The obligations of Guarantor to Landlord shall continue notwithstanding any extension of credit or other indulgence allowed Tenant by Landlord, and notwithstanding any amendment of the Lease, or expiration or termination of the Lease, or any assignment of Tenant's interest in the Lease, or any extension of the term of the Lease, or the exercise by Landlord of any remedy permitted by the provisions of the Lease. The failure of Landlord to exercise any rights or remedies that it has or may have against Tenant shall in no way impair the obligations of Guarantor.

5.         The rights of Landlord under this Lease Guaranty Agreement are assignable and shall follow any transfer of its interest under the Lease.

6.         Guarantor agrees to pay and discharge all reasonable costs, attorneys' fees and expenses which may be incurred or paid by Landlord in enforcing the covenants and agreements of the Lease or of this Lease Guaranty Agreement, whether or not legal proceedings are commenced.

7.         This Lease Guaranty Agreement shall be binding upon Guarantor and the successors and assigns, of Guarantor, and each of them, and shall inure to the benefit of Landlord and its successors and assigns.

8.         Any sums collected by Landlord from Tenant or Guarantor may be applied by Landlord, in its sole discretion, against any obligation under the Lease or this Lease Guaranty Agreement, in any order or combination. Guarantor hereby acknowledges and agrees that any security deposit or other credit in favor of the Tenant may be applied to cure any default or offset any damages incurred by Landlord under the Lease and Landlord shall not be obligated to apply such deposit or credit to any such default or damages before bringing any action or pursuing any remedy available to Landlord against the Guarantor.

9.         The liability of Guarantor hereunder shall not be affected by, and Guarantor hereby waives any right of set-off or counterclaim of either Guarantor or Tenant. Additionally, Guarantor waives any and all defenses relating to Landlord's failure to perfect a security interest in Tenant's property and/or impairment of collateral.

10.         Guarantor hereby acknowledges that the address set forth below is valid for the purpose of accepting service of process and agrees to immediately notify Landlord of any change in such address.

11.         Upon request, Guarantor shall execute any documents necessary to permit Landlord to run a credit report on Guarantor.

12.         Guarantor warrants and represents that: (a) Guarantor has executed this Lease Guaranty Agreement as its free act and deed to induce Landlord to enter the Lease; (b) all financial statements and financial information regarding Guarantor which have been or are hereafter provided to Landlord are complete and accurate and do not omit material information; and (c) execution of this Lease Guaranty Agreement will not conflict with or result in a breach of any other agreement.

13.         This Lease Guaranty Agreement shall be construed under the laws of the State of Minnesota.

14.         The parties hereto agree that all actions or proceedings arising in connection with this Lease Guaranty Agreement shall be tried and litigated exclusively in the State and Federal courts located in the County of Hennepin, State of Minnesota. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Lease Guaranty Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of Hennepin, State of Minnesota shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Lease Guaranty Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Lease Guaranty Agreement. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

IN WITNESS WHEREOF, Guarantor has executed this Lease Guaranty Agreement as of the 22nd day of June, 2022.

GUARANTOR:

DiaMedica Therapeutics Inc.

By:      /s/ Scott Kellen

Name:      Scott Kellen

Title:      Chief Financial Officer

Address:

DiaMedica Therapeutics Inc.

c/o DiaMedica USA Inc.

301 Carlson Parkway, Suite 210

Minnetonka, Minnesota 55305

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